Exhibit 10.1
AMENDMENT NO. 1
TO THE
ADVISORY AGREEMENT
This amendment no. 1 to the Advisory Agreement dated as of June 6, 2019 (the “Advisory Agreement”), between KBS Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered as of May 6, 2020 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Advisory Agreement.
WHEREAS, the Company and the Advisor have agreed to amend certain terms of the Advisory Agreement as set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Advisor agree to amend the Advisory Agreement as follows:
1.ARTICLE 1 – DEFINITIONS.
1.1Article 1 of the Advisory Agreement is hereby amended to include the following definitions:
“Advisor Party” and “Advisor Parties” shall have the meaning set forth in Section 15.01.
“Expenses” shall have the meaning set forth in Section 15.03(iii).
“Indemnified Party” shall have the meaning set forth in Section 15.03(iv).
“Proceedings” means all disputes or controversies of any kind including without limitation all charges, complaints, grievances, actions, causes of action, suits, rights, demands, claims, lawsuits, other legal actions or litigation, arbitration, investigations (internal or external), inquiries or other proceedings.
1.2Article 1 of the Advisory Agreement is hereby amended to delete the following definition:
“2%/25% Guidelines” means the requirement pursuant to the NASAA Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12-month period or 25% of the Company’s Net Income over the same 12-month period.
2.ARTICLE 9 – EXPENSES. Article 9 of the Advisory Agreement is hereby amended to delete Sections 9.02(ii) and 9.02(iii).
3.ARTICLE 15 - INDEMNIFICATION AND LIMITATION OF LIABILITY. Article 15 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 15
INDEMNIFICATION AND LIMITATION OF LIABILITY
15.01Limitation on Liability. The Advisor shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Board of Directors or the Company in following or declining to follow any advice or recommendation of the Advisor. The Advisor, its Affiliates and their officers, directors, managers, members, employees, partners, equity holders, agents and representatives (each, an “Advisor Party” and together, the “Advisor Parties”) will not be liable for any act or omission by an Advisor Party performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting gross negligence, bad faith, willful misconduct or reckless disregard of duties under this Agreement.
15.02Insurance Coverage of the Advisor. The Advisor shall maintain errors and omissions insurance coverage and other insurance coverage in amounts which are customarily carried by asset managers performing functions similar to those of the Advisor under this Agreement.
15.03Indemnification.
(i)The Company shall reimburse, indemnify and hold harmless the Advisor Parties, to the fullest and broadest extent permitted by law and under the Company’s Articles of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, costs and expenses of any nature whatsoever, including, without limitation, attorney’s fees, court costs, and similar fees and expenses (“Expenses”) with respect to or arising out of this Agreement or the performance by the Advisor of its responsibilities and obligations hereunder (including any pending or threatened litigation except for any Proceeding filed by a member or manager of the Advisor against the Advisor), from any acts or omission of the Advisor (including ordinary negligence and any action taken by the Advisor following a directive by the Board of Directors in its capacity as such), except with respect to Expenses with respect to or arising out of the Advisor Party’s gross negligence, bad faith or willful misconduct, or reckless disregard of its duties under this Agreement; provided, however, that to the extent an Advisor Party actually recovers insurance proceeds with respect to any matter for which the Advisor Party is entitled to indemnification, then the amount payable to such Advisor Party under this Section 15.03 in respect of such matter shall be reduced by the amount of such recovered insurance proceeds.

(ii)The Advisor shall reimburse, indemnify and hold harmless the Company, to the fullest and broadest extent permitted by law, from and against any and all Expenses in respect of or arising from any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Agreement; provided, however, that to the extent the Company actually recovers insurance proceeds with respect to any matter for which the Company is entitled to indemnification, then the amount payable to the Company under this Section 15.03 in respect of such matter shall be reduced by the amount of such recovered insurance proceeds.
(iii)Promptly after receipt by an Advisor Party or the Company (an Advisor Party and the Company are each sometimes hereinafter referred to as an “Indemnified Party”) of notice of the commencement (or threat of commencement) of any Proceeding, the Indemnified Party shall, if a claim in respect thereof is to be made pursuant hereto, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any Indemnified Party pursuant to this Section 15.03. In case any such Proceeding shall be brought against an Indemnified Party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the indemnifying party to such Indemnified Party of the indemnifying party’s election to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under Section 15.03 hereof, as applicable, for any legal expenses of other counsel retained by the Indemnified Party or any of the expenses related thereto, in each case subsequently incurred by such Indemnified Party, unless (a) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (b) the named parties to any such Proceeding (including any impleaded parties) include both the indemnifying party and Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them. The obligations of the indemnifying party under this Section 15.03 shall be in addition to any liability which the indemnifying party otherwise may have under applicable law or otherwise.
(iv)The Company shall advance funds to an Advisor Party upon request for any expenses and other costs incurred as a result of any pending or threatened Proceeding or the initiation of a Proceeding by any Advisor Party if (a) such Proceeding relates to or arises out of, or is alleged to relate to or arise out of or has been caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Advisor

Party in the performance of its duties or provision of its services hereunder; and (b) the Advisor Party undertakes to repay any funds advanced pursuant to this Section 15.03(iv) in cases in which such Advisor Party would not be entitled to indemnification under this Section 15.03. If advances are required under this Section 15.03(iv), the Advisor Party shall furnish the Company with an undertaking as set forth in clause (b) of the preceding sentence and shall thereafter have the right to bill the Company for, or otherwise require the Company to pay, at any time and from time to time after such Advisor Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Advisor Party is entitled to indemnification under Section 15.03, and the Company shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a court of competent jurisdiction or an arbitrator that the Company is not so obligated in respect of any amount paid by it to a particular Advisor Party, such Advisor Party will refund such amount within thirty (30) days of such determination, and in the event that a determination by a court of competent jurisdiction or an arbitrator is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Advisor Party, the Company will pay such amount to such Advisor Party within thirty (30) days of such final determination.
4.Ratification; Effect on Advisory Agreement.
a.Ratification. The Advisory Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.
b.Effect on the Advisory Agreement. On and after the date hereof, each reference in the Advisory Agreement to “this Agreement,” “herein,” “hereof,” “hereunder,” or words of similar import shall mean and be a reference to the Advisory Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber Jr., Chief Executive Officer

KBS CAPITAL ADVISORS LLC

By:	PBren Investments, L.P., a Manager

	By:	PBren Investments LLC, as general partner

		By:	PBCS Management LLC, a Manager

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., a Manager

By:	Schreiber Real Estate Investments, L.P., a Manager

	By:	Schreiber Real Estate Investments LLC, as general partner

		By:	PBCS Management LLC, a Manager

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., a Manager